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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                             Blue Coat Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    09534T508
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 6 Pages

CUSIP No. 09534T508                                           Page 2 of 6 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Brian NeSmith
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        629,000  shares,   of  which  143,123  shares  are  held
                        pursuant  to  options  exercisable  within  60  days  of
                        December  31, 2003,  and 482,877  shares are held by the
                        Brian M. and Nancy J. NeSmith Family Trust
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               629,000  shares,   of  which  143,123  shares  are  held
    WITH                pursuant  to  options  exercisable  within  60  days  of
                        December  31, 2003,  and 482,877  shares are held by the
                        Brian M. and Nancy J. NeSmith Family Trust
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      626,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 09534T508                                           Page 3 of 6 Pages

This Amendment No. 1 amends the previously filed statement on Schedule 13G filed by Brian NeSmith (the "Reporting Person"). Only those items as to which there has been a change are included in this Amendment No. 1.


ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:

                           See Row 9.

                  (b)      Percent of Class:

                           See Row 11.

                  (c)      Number of shares as to which  such  person  has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8.

CUSIP No. 09534T508                                           Page 4 of 6 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 17, 2004


                                               BRIAN NESMITH

                                               By: /s/ Lynn Christopher
                                                   -----------------------------
                                                   Lynn Christopher,
                                                   Attorney-in-fact

CUSIP No. 09534T508                                           Page 5 of 6 Pages


                                 EXHIBIT INDEX



                                                                 Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A: Power of Attorney                                        6

CUSIP No. 09534T508                                           Page 6 of 6 Pages

                                   Exhibit A


                           LIMITED POWER OF ATTORNEY

                           SECURITIES LAW COMPLIANCE


         As an executive officer, director or 10% shareholder of Blue Coat Systems, Inc. (the "Company"), I hereby constitute and appoint Robert Verheecke and Lynn Christopher, and each of them, my true and lawful attorney-in-fact and agent to:

         (1) complete and execute such Forms 3, 4 and 5 as such attorney-in-fact shall in his or her discretion determine to be required or advisable pursuant to Section 16 of the Securities Act of 1934 and the rules thereunder, as a consequence of my ownership, acquisition, or disposition of securities of the Company;

         (2) do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company, and such other person or agency as such attorney-in-fact shall deem appropriate; and

         (3) take any other action in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to me, legally required by me, or in my best interest.

         I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attoney shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.


                                               /s/ Brian M. NeSmith
                                               ---------------------------------
                                               (Signature)


                                               Brian M. NeSmith
                                               ---------------------------------
                                               (Type or Print Name)


                                               1/6/2002
                                               ---------------------------------
                                               Date